Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

 We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-195029, 333-201541, 333-209422) of Everyday Health, Inc. of our report dated March 11, 2016, with respect to the consolidated financial statements of Everyday Health, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

New York, New York

March 11, 2016